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                                                                    EXHIBIT 5.1



                                February 5, 1999



Atmel Corporation
2325 Orchard Parkway
San Jose, California  95131

      RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-8 to be filed by Atmel Corporation (the "Company") with the Securities and Exchange Commission on or about February 5, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,500,000 shares of the Company's Common Stock (the "Shares") reserved for issuance under the Company's 1991 Employee Stock Purchase Plan, as amended (the "Plan"). As your legal counsel, we have examined the actions taken and proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan.

                  It is our opinion that, upon completion of the actions being taken, or contemplated by us as your legal counsel to be taken by the Company prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                         Very truly yours,


                                         /s/WILSON SONSINI GOODRICH & ROSATI
                                         -----------------------------------
                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation